Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Mark Root	Maureen Crystal
Executive Director, Corporate Communications	Executive Director, Investor Relations
off: 703-218-8397; cell: 703-407-9393	703-218-8262
mark.root@mantech.com	maureen.crystal@mantech.com

ManTech Reports 2005 First Quarter Results

•	Strong cash generation leading to first quarter ending cash balance of $65 million

•	First quarter revenues increased 15 percent to $217.5 million

•	Organic growth of 14 percent in first quarter revenues

•	Contract wins for the first quarter of $333 million

•	Announces purchase of Gray Hawk Systems, Inc. for $100 million in cash –immediately accretive to EPS

FAIRFAX, Virginia, May xx, 2005 – ManTech International Corporation (Nasdaq: MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other federal government customers, today announced results for the first quarter of 2005.

ManTech reported revenue of $217.5 million for the first quarter of 2005, up $27.9 million, or 15 percent, compared to $189.6 million for the same period in 2004. The results reflect an organic growth rate of 14 percent from the comparable period in 2004 due to increased spending for national and homeland security.

ManTech’s operating income in the first quarter 2005 was $17.5 million, an 8.1 percent operating margin. Diluted EPS from continuing operations was $0.39 for the first quarter versus $0.33 for the same period last year. Fully diluted EPS, including the loss from discontinued operations of $904 thousand after tax, were $0.36 for the first quarter of 2005, up from $0.35 in the same quarter of 2004. In accordance with GAAP, prior period results have been reclassified to uniformly reflect the results from continuing operations in comparative periods.

“We are pleased with the overall performance of this quarter as we continue to expand our business across a broader base of contracts and customers. Notably, our cash generation and contract wins for the first quarter were very strong at a level of $65 million and $333 million, respectively,” said George J. Pedersen, ManTech International Chairman of the Board and CEO. “With our steadfast and sharpened focus on the high-end Intelligence and Defense markets, and the planned disposition of ManTech MSM Security Services, Inc., we are looking forward to continued success for the remainder of 2005 and beyond.”

Key Performance Metrics

Reported total backlog as of March 31, 2005, was $1.7 billion and funded backlog was $390 million. Revenue from the Department of Defense and the Intelligence Community accounted for over 94 percent of revenue for the first quarter of 2005. ManTech derived 83 percent of its revenue during the first quarter of 2005 from prime contracts and 36 percent of its revenue from work under GSA schedule contracts, as ManTech proactively migrated work from GSA to other broad agency and agency specific contract vehicles. ManTech’s time and materials contracts accounted for 59 percent of revenue, fixed-price contracts accounted for 9 percent of revenue and cost-plus contracts accounted for 32 percent of revenue.

Business Highlights

“Our contract awards this past quarter from the Department of Defense and Intelligence Community are a testament to our continued strong performance for these customers,” said Robert A. Coleman, President and Chief Operating Officer, ManTech International Corporation. “Looking ahead, we plan to continue to leverage the corporate capabilities of ManTech to expand our business in the Intelligence Community and related national security markets, become a critical provider of high-end technology services to the government and continue to meet the government’s expanding worldwide mission requirements.”

Gray Hawk Acquisition

In a separate press release, ManTech also announced that it has signed a definitive agreement to acquire Gray Hawk Systems, Inc. a profitable, fast-growing, diversified, high technology company providing a broad range of intelligence related services to the homeland security, law enforcement, Intelligence Community and the Department of Defense markets. ManTech will acquire all of the outstanding shares of Gray Hawk Systems and related assets for $100 million in cash. Financing for the acquisition, which is expected to be immediately accretive to ManTech’s EPS, will consist of available cash and borrowings under ManTech’s senior credit facility. Headquartered in Alexandria, VA and founded in 1995, Gray Hawk Systems is a privately held company that had 2004 revenues of approximatey $70 million and estimates 2005 revenues of approximately $90 million. More than 90 percent of the company’s 500 employees are cleared, with 70 percent at higher level clearances.

Company Guidance

ManTech’s guidance for the second quarter and full year 2005 reflects the continuation of very strong underlying trends in its national security business, the acquisition of Gray Hawk Systems, and the recent change in the timing for implementation of FAS 123R option expensing to 2006. The guidance does not include any future acquisitions or divestitures.

	2nd Quarter 2005	Full Year 2005
Revenue	$240 million - $245 million	$980 million - $1.005 billion
Diluted Earnings Per Share	$0.33 – $0.35	$1.48 –$1.58

Conference Call:

ManTech executive management will hold a conference call today at 5 p.m. EST, to discuss first quarter 2005 and full year 2005 results and answer questions. Interested parties may access the call by dialing (800) 819-9193 (domestic) or (913) 981-4911 (international). The conference call will be Webcast (listen only) simultaneously via the Internet at www.mantech.com. Interested parties should dial in or log on approximately ten minutes prior to the start of the call.

A replay of the call will be available beginning at 9 p.m. today and will remain available through midnight, May 4. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 9359641. A replay will also be available on ManTech’s Website approximately two hours after the conclusion of the call.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other U.S. federal government customers. The company’s expertise includes systems engineering, systems integration, software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and is helping the Department of Justice’s U.S. Marshal Service deploy a common, office automation system. With 2004 annual revenues of $842 million and approximately 5,500 highly qualified employees, the company operates in the United States and 40 countries worldwide. In 2004, ManTech was selected by Business Week magazine as one of the Top 100 Hot Growth Companies and was ranked by VARBusiness magazine as one of its Top 50 Fastest-Growing Solution Providers. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders or funding under contracts; risk of contract performance or termination; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse results of U.S. government audits of our government contracts; uncertainties specifically related to discontinued operations; risks associated with complex U.S. government procurement laws and regulations; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and additional costs associated with complying with new laws and regulations relating to corporate governance issues. These and other risk factors are more fully discussed in the section entitled “Risks Related to the Company’s Business” in ManTech’s Annual

Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Amounts)

	(unaudited) Three months ended March 31,
	2005	2004
REVENUES	$217,461	$189,628
COST OF SERVICES	179,208	153,563

GROSS PROFIT	38,253	36,065

COSTS AND EXPENSES:
General and administrative	19,307	16,877
Depreciation and amortization	1,439	1,241

Total costs and expenses	20,746	18,118

INCOME FROM CONTINUING OPERATIONS	17,507	17,947
Interest (expense), net	(281)	(446)
Equity in earnings (losses) of affiliates	166	115
Gain on disposal of an operation	3,879	—
Other income (expense)	110	186

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	21,381	17,802
Provision for income taxes	(8,550)	(7,243)
Minority interest	(2)	(1)

NET INCOME FROM CONTINUING OPERATIONS	12,829	10,558
(Loss) Income from discontinued operations—net of taxes	(904)	782

NET INCOME	$11,925	$11,340

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.40	$0.33
(Loss) Income from discontinued operations—net of taxes	$(0.03)	$0.02

Basic earnings per share	$0.37	$0.35

Weighted average common shares outstanding	32,525,718	32,129,949

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.39	$0.33
(Loss) Income from discontinued operations—net of taxes	$(0.03)	$0.02

Diluted earnings per share	$0.36	$0.35

Weighted average common shares outstanding	32,845,727	32,358,250

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	(unaudited)
	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,642	$22,946
Receivables—net	194,238	196,086
Prepaid expenses and other	10,596	9,413
Assets held for sale	7,956	24,726

Total current assets	277,432	253,171

Property and equipment—net	8,745	8,505
Goodwill	152,359	153,374
Other intangibles—net	22,983	23,997
Investments	3,008	6,011
Employee supplemental savings plan assets	10,203	12,208
Other assets	10,429	10,316

TOTAL ASSETS	$485,159	$467,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$25,081	$25,080
Accounts payable and accrued expenses	61,666	52,668
Accrued salaries and related expenses	31,063	35,004
Deferred income taxes—current	7,480	5,937
Billings in excess of revenue earned	4,935	5,252
Liabilities held for sale	3,227	3,031

Total current liabilities	133,452	126,972

Debt—net of current portion	83	104
Accrued retirement	11,509	13,435
Other long-term liabilities	2,501	5,711
Deferred income taxes	2,567	781
Minority interest	59	56

TOTAL LIABILITIES	150,171	147,059

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 17,564,286 and 17,418,950 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively.	176	174
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 15,065,293 and 15,065,293 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively.	151	151
Additional paid in capital	222,095	219,664
Retained earnings	112,635	100,710
Accumulated other comprehensive income (loss)	312	205
Unearned ESOP Shares	(381)	(381)
Deferred compensation	640	640
Shares held in grantor trust	(640)	(640)

TOTAL STOCKHOLDERS’ EQUITY	334,988	320,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$485,159	$467,582

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	(unaudited) Three months ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,925	$11,340
Adjustments to reconcile net income to net cash used in operating activities:
Equity in (earnings) losses of affiliates	(166)	(115)
(Decrease) increase in current and deferred income taxes	3,329	3,664
Depreciation and amortization	1,839	1,612
Gain on disposal of an operation	(3,879)	—
Loss (Gain) from discontinued operations	904	(782)
Changes in assets and liabilities-net of effects from acquired, disposed, and discontinued businesses:
Contract receivables	(398)	879
Prepaid expenses and other	(1,240)	(1,278)
Accounts payable and accrued expenses	9,013	(5,391)
Accrued salaries and related expenses	(3,251)	(4,320)
Billings in excess of revenue earned	(284)	1,180
Accrued retirement	(1,926)	919
Other	1,524	(65)

Net cash flow from continuing operations	17,390	7,643
Net cash flows from discontinued operations	16,062	(5,810)

Net cash flows from operating activities	33,452	1,833

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,050)	(410)
Investment in capitalized software for internal use	(112)	(180)
Proceeds from sales of property and equipment	—	1
Investment in capitalized software products	—	(111)
Acquisition of businesses, net of cash acquired	—	(6,509)
Proceeds from disposal of an operation	7,000	—

Net cash flows from investing activities	5,838	(7,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,426	256
Repayment of Notes Payable	(20)	—
Net Increase in borrowings under lines of credit	—	501

Net cash flows from financing activities	2,406	757

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,696	(4,619)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,946	9,166

CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,642	$4,547

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